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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               -----------------

                                 PRE-EFFECTIVE

                                AMENDMENT NO. 9

                                      TO
                                   FORM S-11
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               -----------------
                       Gen-Net Lease Income Trust, Inc.
       (Exact Name of Registrant as Specified in Governing Instruments)

                               -----------------

                      24081 West River Road, First Floor
                          Grosse Ile, Michigan 48138
                                (734) 362-0175
  (Address, Including Zip Code, and Telephone Number, Including Area Code of
                   Registrant's Principal Executive Offices)

                               Jerry D. Bringard
                      24081 West River Road, First Floor
                          Grosse Ile, Michigan 48138
                                (734) 362-0175
 (Name, Address, Including Zip Code and Telephone Number, Including Area Code,
                             of Agent For Service)

                               -----------------

                                  Copies to:

                            John D. Ellsworth, Esq.
                         2027 Dodge Street, Suite 100
                             Omaha, Nebraska 68102

                               -----------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               -----------------

                        CALCULATION OF REGISTRATION FEE
================================================================================

                                            Proposed       Proposed
                                            Maximum        Maximum      Amount of
  Title of Each Class of    Amount to be Offering Price   Aggregate    Registration
Securities to be Registered  Registered     Per Unit    Offering Price     Fee
-----------------------------------------------------------------------------------
  Shares of common stock...  2,500,000       $10.00      $25,000,000    $6,250.00

================================================================================

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.  Other Expenses of Issuance and Distribution

               SEC Registration Fee.................... $  6,250
               NASD Filing Fee......................... $  3,000
               Blue Sky Qualification Fees and Expenses $ 20,000
                                                        --------
               Fees of Transfer Agent.................. $      0
               Printing and Engraving.................. $ 85,000
                                                        --------
               Accounting Fees and Expenses............ $ 25,000
                                                        --------
               Legal Fees and Expenses................. $ 60,000
                                                        --------
                  Total(1)............................. $199,250
                                                        --------

--------
(1) The amounts set forth above, except for SEC and NASD fees, are in each case estimated. All expenses itemized above will be paid by Registrant.

Item 32.  Sales to Special Parties.

         None.

Item 33.  Recent Sales of Unregistered Securities.

   (a) Securities Sold. On August 30, 2002, the registrant sold 10,346 shares of common stock.

   (b) Underwriters and Other Purchasers. Genesis Financial Group, Inc. was the purchaser.

   (c) Consideration. Conversion of loans totaling $103,460.00 into equity at per share price of $10.00.

   (d) Exemption from Registration Claimed. The debt-to-equity conversion effective August 30, 2002, was a transaction between the registrant and Genesis Financial Group, Inc., the Sponsor and sole shareholder. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 as it did not involve a public offering.

   (e) Not applicable.

   (f) Not applicable.

Item 34.  Indemnification of Directors and Officers.

         Section 5.12 of the Bylaws of the Company provides for indemnification of the officers, directors, or their affiliates by the Company against any claim or loss imposed on them relative to the Company and provided the course of conduct causing the loss was determined, in good faith, to be in the best interests of the Company and that the Directors, or their affiliates were not guilty of misconduct or negligence. Section 5.12 also provides that no Director or affiliate shall be indemnified for any liability imposed by judgment arising out of a violation of state or federal securities laws. The Section conforms with Michigan law.

         Section 9(a) of the Underwriting Agreement provides that the Company shall indemnify the Underwriter, its officers and Directors and each person, if any, who controls the Underwriter for liabilities arising out of (i) any untrue statement or alleged untrue statement of a material fact contained in the prospectus or any amendment or supplement to the prospectus or (ii) the omission or alleged omission to state in the prospectus or any amendment or supplement thereto, a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         Section 9(b) of the Underwriting Agreement provides that the Underwriter agrees to indemnify the Company, its officers and directors, and each person, if any, who controls the Company for liabilities arising out of
(i) any untrue statement or alleged untrue statement of a material fact contained in the prospectus or any amendment or supplement thereto, or (ii) the omission or alleged omission to state in the prospectus or any amendment or supplement thereto, any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; in each case, to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by the Underwriter specifically for use in the preparation of the prospectus or any such amendment or supplement thereto, or (iii) any omission or alleged omission to state in the prospectus or any amendment or supplement thereto, a material fact required to be stated therein or necessary to make the statements therein not misleading if the person asserting the loss purchased securities from the Underwriter and a copy of the prospectus (as amended or supplemented) was not sent or given by or on behalf of the Underwriter to such person if required by law to have been delivered at or prior to the written confirmation of the sale to such person and if the prospectus (as amended or supplemented) would have cured the defect giving rise to the liability.

Item 35.  Treatment of Proceeds from Stock Being Registered.

         Not applicable.

Item 36.  Financial Statements and Exhibits.

   (a) Financial Statements

      (1) Gen-Net Lease Income Trust, Inc. Financial Statements and Independent Auditors' Report, for years ended December 31, 2000 and 2001 (filed with Prospectus)

   (b) Exhibits


                          Title                                    Method of Filing
                          -----                                    ----------------
1    Form of Underwriting Agreement between           Filed with Amendment No. 2.
     Registrant and Investors Capital Corporation
3    Restated Articles of Incorporation               Filed with Amendment No. 1.

3.1  Form of Amended and Restated Bylaws              Filed with Amendment No. 7.

4    Specimen of Stock Certificate                    Filed with Amendment No. 3.

5    Opinion of David A. Sims, P.C. as to legality of Filed with Amendment No. 1.
     securities being registered, including consent

8    Form of Opinion of Lieben, Whitted, Houghton,    Filed with Amendment No. 1.
     Slowiaczek & Cavanagh, P.C., L.L.O. as to tax
     matters, including consent

10.1 Escrow Agreement                                 Filed with Amendment No. 2.

10.2 Form of Omnibus Services Agreement with          Filed with Amendment No. 3.
     Genesis Financial Group, Inc.
23   Consent of Zwick & Steinberger, P.L.L.C.,        Filed herewith.
     Independent Certified Public Accountants

23.1 Consent of Lieben, Whitted, Houghton,            Included in Exhibit 8.
     Slowiaczek & Cavanagh, P.C., L.L.O.

24   Power of Attorney with respect to signing future Filed as part of signature page of initial
     amendments to this Registration Statement        Registration Statement.

99   Prior Performance Table VI                       Filed with Amendment No. 1.


Item 37.   Undertakings.

   (a) The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment of any of the securities being registered which remain unsold at the termination of the offering.

      (4) To file a sticker supplement pursuant to Rule 424(c) under the Act during the distribution period describing each property not identified in the prospectus at such time as there arises a reasonable probability that such property will be acquired and to consolidate all such stickers into a post-effective amendment filed at least once every three months, with the information contained in such amendment provided simultaneously to the existing shareholders. Each sticker supplement should disclose all compensation and fees received by the Sponsor and its affiliates in connection with any such acquisition. The post-effective amendment shall include audited financial statements meeting the requirements of Rule 3-14 of Regulation S-X only for properties acquired during the distribution period.

   The registrant also undertakes to file, after the end of the distribution period, a current report on Form 8-K containing the financial statements and any additional information required by Rule 3-14 of Regulation S-X, to reflect each commitment (i.e., the signing of a binding purchase agreement) made after the end of the distribution period involving the use of 10 percent or more (on a cumulative basis) of the net proceeds of the offering, and to provide the information contained in such report to the shareholders at least once each quarter after the distribution period of the offering has ended.

      (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Township of Grosse Ile, State of Michigan, on the 10th day of October, 2002.



                                              GEN-NET LEASE INCOME TRUST, INC.
                                                      /s/ JERRY D. BRINGARD
                                              By: -----------------------------
                                                        Jerry D. Bringard
                                                      Chair of the Board of
                                                            Directors

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


          Signature                      Capacity                   Date
          ---------                      --------                   ----
    /s/ JERRY D. BRINGARD      Chair of the Board of          October 10, 2002
-----------------------------  Directors, President,
      Jerry D. Bringard        Secretary and Director
                               (Principal Executive Officer)
         BRUCE BAUM*           Treasurer (Principal           October 10, 2002
-----------------------------  Financial Officer) (Principal
         Bruce Baum            Accounting Officer)
     THOMAS D. PESCHIO*        Independent Director           October 10, 2002
-----------------------------
      Thomas D. Peschio
   RICHARD H. SCHWACHTER*      Independent Director           October 10, 2002
-----------------------------
    Richard H. Schwachter


       /s/ JERRY D. BRINGARD
*By: -------------------------
        Jerry D. Bringard,
         Attorney-in-Fact

                                 EXHIBIT INDEX



Exhibit No.    Title
-----------    -----
   23          Consent of Zwick & Steinberger, P.L.L.C., Independent Certified
               Public Accountants